                                       [LOGO OF DOMINION RESOURCES APPEARS HERE]

Dominion Resources, Inc.
901 East Byrd Street
P. O. Box 26532
Richmond, Virginia 23261

March 7, 1997

DEAR SHAREHOLDER:

  You are invited to attend our 1997 Annual Meeting of Shareholders. It will be held in the auditorium of One James River Plaza, 701 East Cary Street, Richmond, Virginia, on Friday, April 18, 1997, at 9:30 a.m., Eastern Daylight Time.

  The items on the agenda for this year's meeting are the election of four directors, the approval of an employee incentive plan and the approval of the selection of independent auditors. The proposed employee incentive plan will replace the plan approved by shareholders in 1987. I also plan to update you on our business activities over the past year, our operating results and our strategy going forward. You will have the opportunity to ask me and other executives questions about our operations and plans.

  At the 1996 Annual Meeting, 88% of the common stock was represented in person or by proxy. This was a great response, and I would like the response in 1997 to be just as good.

  THE RIGHT TO VOTE YOUR STOCK AT THE ANNUAL MEETING IS AN IMPORTANT ONE. I URGE YOU TO CAST YOUR VOTE. You should vote in person or by proxy regardless of the number of shares you hold.

  I hope you will be able to attend the meeting. If you are not able to attend, please sign your proxy and mail it in the enclosed envelope promptly.

Sincerely,


/s/ Thos. E. Capps
Thos. E. Capps
Chairman of the Board, President
and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of Dominion Resources, Inc. (Dominion Resources) will be held in the auditorium of One James River Plaza, 701 East Cary Street, Richmond, Virginia, on Friday, April 18, 1997, at 9:30 a.m., Eastern Daylight Time, for the following purposes:

    1. To elect four directors;

    2. To approve the adoption of the Dominion Resources, Inc. Incentive Compensation Plan;

    3. To ratify the designation by the Board of Directors of Deloitte & Touche LLP as independent certified public accountants to audit the consolidated financial statements of Dominion Resources for the year 1997;

and to act on such other matters that properly come before the meeting.

  Only shareholders of record at the close of business on February 21, 1997 will be entitled to vote at the meeting, in person or by proxy.

March 7, 1997

By Order of the Board of Directors,


/s/ Patricia A. Wilkerson
Patricia A. Wilkerson
Corporate Secretary




LOGO

                               THE PROXY PROCESS

RECORD DATE

  The Board of Directors is soliciting this proxy for the Annual Meeting of Shareholders on April 18, 1997. This proxy and enclosed proxy card were mailed on or about March 10, 1997, to all shareholders of record as of February 21, 1997. On that date, there were 183,398,775 shares of common stock outstanding.

VOTING RIGHTS

  Registered Shareholders and Dominion Direct Investment Participants. Your proxy card shows the number of full and fractional shares that you own. If you are a participant in Dominion Direct Investment, our stock purchase plan, the number of shares includes shares being held for you in a Dominion Direct Investment account. Shares in these accounts will be voted according to your instructions if you properly sign and return your proxy. If you are a Dominion Direct Investment participant and do not return your proxy, Dominion Resources may vote all shares held in your account according to management's recommendations.

  Employee Savings Plan Participants. You will receive a request for Voting Instructions from Mellon Bank, N.A., the Savings Plan trustee. The share amounts listed on that form include the full and fractional shares held for you in your Savings Plan account. That form should be properly signed and returned in the enclosed envelope (NOT TO DOMINION RESOURCES). Mellon Bank will vote according to your instructions and your vote will be kept confidential by the trustee. If you do not vote your Savings Plan shares, Mellon Bank generally will vote your shares according to management's recommendations.

VOTING PROCEDURES

  Each of your shares will be counted as one vote. Your properly signed proxy will be voted as marked. If you do not make a selection, your proxy will be voted as recommended by the Board of Directors. If you vote and change your mind on any issue, you may revoke your proxy at any time before the close of voting at the Annual Meeting. You can do this by delivering another proxy or a written notice of your revocation to Dominion Resources' Corporate Secretary.

  The presence (in person or by proxy) of the holders of the majority of the shares entitled to vote at the meeting constitutes a quorum. Abstentions and shares held by a broker or its nominee (Broker Shares) that are voted on any matter are included in determining a quorum.

  The four nominees for director receiving the most votes will be elected. The Dominion Resources, Inc. Incentive Compensation Plan (the Incentive Plan) will be approved if the number of votes cast for the Incentive Plan exceeds the number of votes cast against it. Votes withheld and Broker Shares not voted in the approval of the Incentive Plan will not be included in determining the number of votes cast and, therefore, will have no effect on the approval of the Incentive Plan.

OTHER MATTERS

  Dominion Resources will pay for soliciting proxies from its shareholders and may have some of its employees telephone shareholders after the initial mail solicitation. In addition, Dominion Resources may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. Dominion Resources has retained Corporate Election Services, Inc. to tabulate the proxies and to assist with the annual meeting. Dominion Resources has also retained Georgeson & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses.

                                   ITEM ONE:
                             ELECTION OF DIRECTORS

  The shareholders will elect four directors at the 1997 Annual Meeting for a three-year term ending in 2000. The nominees are: John B. Bernhardt, Thos. E. Capps, S. Dallas Simmons and Robert H. Spilman. Eight other directors are serving terms that end in either 1998 or 1999.

  There are no family relationships among any of the nominees for director or among any of the nominees and any executive officer. There also are no arrangements or understandings, related to a nominee's selection, between any nominee and any other person.

  Information about each nominee and other directors is listed below. The year listed for directors elected prior to May 19, 1983, when Dominion Resources became the parent corporation of Virginia Electric and Power Company (Virginia Power), includes any service as a director of Virginia Power prior to the holding company formation. Unless you instruct us otherwise, your proxy will be voted to elect the nominees listed. If any nominee is unexpectedly unavailable, your proxy will be voted for a substitute that the Board of Directors may designate.

                NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2000

                                               YEAR FIRST         YEAR FIRST
 NAME; AGE; PRINCIPAL OCCUPATION FOR LAST       ELECTED A         ELECTED A
                FIVE YEARS;                  DIRECTOR TO AN      DIRECTOR OF
 AND DIRECTORSHIPS IN PUBLIC CORPORATIONS   AFFILIATE COMPANY DOMINION RESOURCES
 ----------------------------------------   ----------------- ------------------
 JOHN B. BERNHARDT, 67, Managing Director,                           1981*
  Bernhardt/Gibson Financial
  Opportunities, financial services,
  Newport News, Virginia. He is a Director
  of Resource Bank.
 THOS. E. CAPPS, 61, Chairman, President                             1986
  and Chief Executive Officer of Dominion
  Resources (from August 15, 1994 to
  September 1, 1995, Chairman and Chief
  Executive Officer; from December 30,
  1992 to August 15, 1994, Chairman,
  President and Chief Executive Officer;
  prior to December 30, 1992, President
  and Chief Executive Officer). He is a
  Director of Bassett Furniture
  Industries, Inc. and NationsBank
  Corporation.
 S. DALLAS SIMMONS, 57, President of                                 1992
  Virginia Union University, Richmond,
  Virginia.

-------
* From July 1986 through January 1987, Mr. Bernhardt served only as a director on an affiliate company Board.

                                             YEAR FIRST         YEAR FIRST
NAME; AGE; PRINCIPAL OCCUPATION FOR LAST      ELECTED A         ELECTED A
              FIVE YEARS;                  DIRECTOR TO AN      DIRECTOR OF
AND DIRECTORSHIPS IN PUBLIC CORPORATIONS  AFFILIATE COMPANY DOMINION RESOURCES
----------------------------------------  ----------------- ------------------
ROBERT H. SPILMAN, 69, Chairman, Chief                             1994
 Executive Officer and a Director of
 Bassett Furniture Industries, Inc.,
 Bassett, Virginia. He is Chairman of
 the Board and a Director of Jefferson-
 Pilot Corporation, Greensboro, North
 Carolina. Mr. Spilman also is a
 Director of NationsBank Corporation,
 TRINOVA Corporation, The Pittston
 Company and Virginia Power.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES LISTED ABOVE.

      INCUMBENT DIRECTORS TO CONTINUE IN OFFICE FOR TERM EXPIRING IN 1998

                                               YEAR FIRST         YEAR FIRST
 NAME; AGE; PRINCIPAL OCCUPATION FOR LAST       ELECTED A         ELECTED A
                FIVE YEARS;                  DIRECTOR TO AN      DIRECTOR OF
 AND DIRECTORSHIPS IN PUBLIC CORPORATIONS   AFFILIATE COMPANY DOMINION RESOURCES
 ----------------------------------------   ----------------- ------------------
 JOHN B. ADAMS, JR., 52, President and            1987               1994
  Chief Executive Officer of The Bowman
  Companies, a manufacturer and bottler of
  alcohol beverages, Fredericksburg,
  Virginia. He is Chairman of the Board of
  Virginia Power and a Director.
 BENJAMIN J. LAMBERT, III, 60,                    1992               1994
  Optometrist, Richmond, Virginia. He is a
  Director of Consolidated Bank and Trust
  Company, Virginia Power and Student Loan
  Marketing Association (Sallie Mae).
 RICHARD L. LEATHERWOOD, 57, Retired,                                1994
  Baltimore, Maryland. Former President
  and Chief Executive Officer, CSX
  Equipment, an operating unit of CSX
  Transportation, Inc. He is a Director of
  Virginia Power and CACI International
  Inc.
 FRANK S. ROYAL, 57, Physician, Richmond,                            1994
  Virginia. He is a Director of
  Columbia/HCA Healthcare Corporation,
  Crestar Financial Corporation,
  Chesapeake Corporation and CSX
  Corporation.

      INCUMBENT DIRECTORS TO CONTINUE IN OFFICE FOR TERM EXPIRING IN 1999

                                             YEAR FIRST         YEAR FIRST
NAME; AGE; PRINCIPAL OCCUPATION FOR LAST      ELECTED A         ELECTED A
              FIVE YEARS;                  DIRECTOR TO AN      DIRECTOR OF
AND DIRECTORSHIPS IN PUBLIC CORPORATIONS  AFFILIATE COMPANY DOMINION RESOURCES
----------------------------------------  ----------------- ------------------
HARVEY L. LINDSAY, JR., 67, Chairman and        1986               1994
 Chief Executive Officer of Harvey
 Lindsay Commercial Real Estate, a
 commercial real estate firm, Norfolk,
 Virginia. He is a Director of Virginia
 Power.
KENNETH A. RANDALL, 69, Corporate                                  1971
 Director for various companies,
 Williamsburg, Virginia. He is a
 Director of Oppenheimer Funds, Inc. and
 Prime Retail, Inc.

                                               YEAR FIRST         YEAR FIRST
 NAME; AGE; PRINCIPAL OCCUPATION FOR LAST       ELECTED A         ELECTED A
                FIVE YEARS;                  DIRECTOR TO AN      DIRECTOR OF
 AND DIRECTORSHIPS IN PUBLIC CORPORATIONS   AFFILIATE COMPANY DOMINION RESOURCES
 ----------------------------------------   ----------------- ------------------
 WILLIAM T. ROOS, 69, Retired as of                                  1975*
  December 31, 1993 (before that,
  President of Penn Luggage, Inc., retail
  specialty stores) Hampton, Virginia. He
  is a Director of Virginia Power.
 JUDITH B. SACK, 48, Senior Advisor, as of        1989               1994
  September 1, 1995, Morgan Stanley & Co.,
  Inc., an investment banking firm, New
  York, New York (from July 12, 1993 to
  September 1, 1995, Advisor; and before
  that, President, GLE, Incorporated, New
  York, New York).

-------
* From July 1986 through August 1994, Mr. Roos served only as a Director on the boards of affiliate companies.
                         BOARD MEETINGS AND COMMITTEES

  There were 8 meetings of the Board in 1996. Each member of the Board attended at least 77% of the total number of meetings of the Board and committees on which he or she served.

  Dominion Resources has a standing Audit Committee composed of six non-employee directors: Dr. Simmons (Chairman), Dr. Lambert, Mr. Leatherwood, Mr. Lindsay, Dr. Royal and Ms. Sack. This committee consults with the independent auditors regarding their examination of the financial statements of Dominion Resources and its subsidiaries (collectively, the Company) and regarding the adequacy of internal controls. It reports to the Board of Directors on these matters and recommends the independent auditors to be designated for the next year. In 1996, there were two Audit Committee meetings.

  A standing Organization and Compensation Committee (the O&C Committee) is composed of five non-employee directors: Messrs. Randall (Chairman), Adams and Bernhardt, Dr. Royal and Mr. Spilman. The O&C Committee reviews the organization of the Company. It also reviews the compensation paid to management and makes recommendations on compensation matters to the Board of Directors. In 1996, there were three meetings of the O&C Committee.

  Dominion Resources also has a standing Nominating Committee composed of four non-employee directors: Dr. Royal (Chairman) and Messrs. Lindsay, Roos and Spilman. The Nominating Committee reviews the qualifications of director candidates suggested by Board members, management, shareholders and others, and recommends nominees for election as directors. In 1996 there was one meeting of this Committee.

  Under Article IX of Dominion Resources' Bylaws, if you wish to nominate a director at a shareholder meeting you must be a shareholder and deliver written notice to the Corporate Secretary of Dominion Resources at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given 10 days following the public announcement. Any notice must include the following information:

 . your name and address

 . the nominee's name and address

 . a representation that you are entitled to vote at the meeting and intend to appear in person or by proxy to nominate the person or persons specified in the notice

 . a description of all arrangements or undertakings between you and each nominee and any other person concerning the nomination

 . other information that would be included in a proxy statement soliciting proxies for the election of directors

 . the consent of the nominee to serve as a director.

                STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

  The table below shows, as of February 21, 1997, the amount of Dominion Resources common stock held by or for each director and executive officer named in the compensation table on page 10. Also included in this table is stock ownership for all directors and officers as a group. Share amounts for directors who have deferred their annual retainers and/or meeting fees under the Dominion Resources, Inc. Deferred Compensation Plan are listed in a separate column, as are the share amounts awarded and accumulated for each Director under the Dominion Resources, Inc. Directors Stock Accumulation Plan for Outside Directors.

                                                STOCK             DIRECTOR
   NAME                                       OWNERSHIP       PLAN ACCOUNTS(1)
   ----                                       ---------       ----------------
John B. Adams, Jr. ..........................    3,509              8,500
John B. Bernhardt............................    1,500              8,500
Thos. E. Capps...............................   51,466(2)             --
Benjamin J. Lambert, III.....................      --               9,548
Richard L. Leatherwood.......................    1,000             14,724
Harvey L. Lindsay, Jr. ......................      400              8,500
Kenneth A. Randall...........................    2,831              8,500
William T. Roos..............................   11,496(3)          11,405
Frank S. Royal...............................      --               9,752
Judith B. Sack...............................    1,000             13,116
S. Dallas Simmons............................      --              12,501
Robert H. Spilman............................    1,164              8,500
David L. Heavenridge.........................    5,934(2)             --
Thomas N. Chewning...........................    4,726(2)             --
James T. Rhodes..............................   22,961(2)             --
Linwood R. Robertson.........................    5,894(2)             --
All directors and executive officers as a
 group (21 persons) (4)......................  121,924(2)(5)

-------
(1) The number noted for directors under this heading represents the number of shares that may be distributable under the directors Plans described on page 16.
(2) The amounts indicated include restricted stock as follows: Mr. Capps-- 32,302 shares; Dr. Rhodes--7,326; Mr. Heavenridge--798 shares; Mr. Chewning--798 shares; Mr. Robertson--722 shares; and all directors and executive officers as a group--41,946.
(3) Mr. Roos disclaims beneficial ownership of 4,387 shares that are held in trusts for family members.
(4) All current directors and executive officers as a group own less than one percent of the number of shares outstanding as of February 21, 1997.
(5) Beneficial ownership is disclaimed for a total of 4,387 shares.

                            EXECUTIVE COMPENSATION

                          REPORT OF THE COMMITTEE ON
                         ORGANIZATION AND COMPENSATION

  Dominion Resources' Organization and Compensation Committee (the O&C Committee) is a standing committee of the Board composed of five directors who are not employees of Dominion Resources or any of its subsidiaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Spilman, a member of the O&C Committee, is Chairman and Chief Executive Officer of Bassett Furniture Industries, Inc. Mr. Capps, Chairman, President and Chief Executive Officer of Dominion Resources, is a Director of Bassett Furniture Industries, Inc.

COMMITTEE FUNCTIONS

  Decisions on Dominion Resources' overall compensation program are made by the O&C Committee. It reviews this program to ensure it is in line with the O&C Committee's philosophy, described below. The O&C Committee specifically reviews the compensation and performance of the CEO, Mr. Capps, and other senior executive officers. These reviews occur without the presence of the executives who are being discussed.

  Virginia Power's Organization and Compensation Committee (the Virginia Power Committee) is a standing committee of four non-employee directors of the Virginia Power Board. The Virginia Power Committee makes decisions regarding the compensation of Virginia Power's executives including Dr. Rhodes. These decisions are reviewed and approved by the O&C Committee and the Dominion Resources Board of Directors.

  The O&C Committee and the Virginia Power Committee use outside professional consultants to assist them in ensuring the program is competitive and aligned with short-term and long-term goals. The O&C Committee also reviews the organization, management development plans and benefit plans. It makes reports and recommendations to the Dominion Resources Board of Directors on all of these matters.

CORPORATE COMPENSATION PHILOSOPHY

  The O&C Committee structures executive compensation plans to achieve three goals:

  . To attract and retain executives with the experience and leadership essential for success in an increasingly competitive energy industry;

  . To reward executives for achieving short- and long-term financial and operating goals that contribute to long-term operating success and shareholder value;

  . To link the economic interests of executives and shareholders through ownership of company stock.

  The O&C Committee recognizes that these objectives are best achieved with pay and incentive programs that are flexible and link executive compensation to company performance. As a result, each year executives at Dominion Resources and its subsidiaries have a significant percentage of their compensation at risk based on company performance. Performance goals are set on an annual basis and over a longer period of time to motivate executives to work to support annual and longer-term objectives.

  The Company's incentive plans seek to link the economic interests of executives and shareholders through ownership of Dominion Resources common stock. The O&C Committee expects executives to accumulate stock over time. As a result, the incentive plans include stock awards.

  At present, the labor market for utility industry executives is in transition. In the past, the O&C Committee measured executive compensation against the compensation of executives at companies represented in the Standard & Poor's (S&P) Utility Index. In light of the increasingly competitive industry, the O&C Committee believes that a comparison with the broader labor market is appropriate. It also compares compensation to companies in businesses similar to those of the Company's business units, as recommended by an independent consultant.

  Section 162(m) of the Internal Revenue Code imposes a $1 million limit, with certain exceptions, on the amount a company may deduct for compensation paid to its five most highly paid officers. It is the O&C Committee's intent to provide compensation in a manner which attracts and retains qualified executives while maximizing the Company's tax deduction.

  The Board of Directors and the O&C Committee recommends that the shareholders adopt the Incentive Plan (see Item 2 on page 17) which is designed to meet the requirements of the performance-based exception under
Section 162(m). The Incentive Plan also provides the Committees the flexibility to design compensation programs that meet the varying compensation needs of the Company's business units and their respective labor markets.

EXECUTIVE COMPENSATION PROGRAM

  Dominion Resources' 1996 executive compensation program is made up of four basic components: (1) base salary; (2) annual bonus opportunities paid in cash; (3) long-term bonus opportunities paid in shares of common stock and cash, and (4) agreements to encourage management stability.

1. BASE SALARY

  Dominion Resources' compensation program is principally focused on rewarding executives for their achievement of challenging goals. Therefore, base salaries, on average, are set below average salaries for comparable executive positions at comparable companies. In 1996, the O&C Committee approved base salary increases to reflect individual performance and the general increase in salaries in our executive labor market. Dr. Rhodes, President and CEO of Virginia Power, did not receive a base salary increase in 1996 in order to place a greater portion of his total compensation at risk.

2. ANNUAL BONUS OPPORTUNITIES

  The 1996 annual bonus plan awarded cash to executives based on their achievement of specific financial and operating goals. Challenging goals were approved by the O&C Committee at the beginning of 1996. The plan was designed so that if the financial performance of a business unit did not meet a minimum level, then the executive responsible for that business unit would not receive an annual bonus. When annual performance exceeds the minimum level, cash bonuses are paid.

  Annual bonus opportunities are largely driven by the earnings contribution of each business unit, but may include other financial or operating goals to ensure that executives focus on objectives that will increase shareholder value each year. The goals are scored at the end of the year using objective measures. For example, actual earnings are compared with the earnings goal established at the beginning of the year.

  Approximately one-third of an executive's total annual cash pay depends entirely on the achievement of annual performance goals. If corporate performance goals are met, and annual bonuses paid, then the executive's annual cash pay (base pay + annual bonus) may total more than the average total cash pay for comparable positions at comparable companies.

  In 1996, the executive officers of Dominion Resources (excluding the CEO) had three types of goals, weighted as follows: nonutility earnings per share (70%), growth in nonutility assets (15%) and equity/total capitalization ratio (15%). Each of these 1996 goals were surpassed.

  In 1996, Dr. Rhodes' goals included Virginia Power's Economic Value Added
(EVA), which measures net income less a charge for capital employed in the business; specific management objectives supporting EVA; and an earnings contribution to Dominion Resources. Dr. Rhodes' annual bonus was reviewed and ratified by the Dominion Resources Board of Directors.

3. LONG-TERM BONUS OPPORTUNITIES

  The long-term bonus plan focuses executives' attention on the long-term success of the Company and its business units. The program links executives' economic interests with shareholder interest by providing executives the opportunity to earn shares of common stock. It is designed to reward executives for delivering corporate performance that will support the long-term growth of shareholder value.

  Long-term goals are established at the beginning of each performance cycle using financial and operating measurements. These goals are scored at the end of each performance period using objective measures, such as a comparison between actual financial performance versus the financial performance goal. Awards to executive officers (excluding Mr. Capps and Dr. Rhodes) are made one-half in shares of restricted stock and one-half in cash. Long-term bonuses to Mr. Capps and Dr. Rhodes are made in restricted stock.

  In 1996, the long-term goal set for the period 1996--1998 for Dr. Rhodes was cumulative Virginia Power EVA. In 1996, the long-term goal for the other executives, excluding the CEO, related to the growth rate in the combined net worth of the nonutility companies.

  At the end of 1996, the results of the concluding three-year performance cycle (1994--1996) were evaluated by the O&C Committee and the Virginia Power Committee. Dr. Rhodes' long-term goals for this period were: a total return to shareholders superior to that of the S&P Utility Index (50%); Virginia Power return on equity relative to a peer group (25%); and restraint of utility operating costs (25%). The total return to shareholders goal was not achieved; the return on equity goal was almost completely achieved and the restraint of utility operating costs was exceeded. The other executives, excluding the CEO, were rewarded on their achievement of a specific increase in the combined net worth of the nonutility subsidiaries. This goal was largely achieved.

4. EMPLOYMENT AGREEMENTS

  Dominion Resources and Virginia Power have entered into employment agreements with key executives to secure their continued services. Dominion Resources and Virginia Power also have entered into employment continuity agreements with these executives. Employment continuity agreements enable executives to perform their duties and responsibilities without the distractions associated with a potential change in control and provide benefits in the event of a change in control. These agreements are described on pages 14-16.

CHIEF EXECUTIVE OFFICER COMPENSATION

1. BASE SALARY

  As Chairman, President and CEO of Dominion Resources, Mr. Capps' base salaries reflect his substantial responsibilities. The O&C Committee approved a base salary of $650,000 for Mr. Capps, effective January 1, 1996. This salary approximates the average salary for chief executive officers of the S&P Utilities.

2. ANNUAL BONUS

  Mr. Capps received an annual bonus based on two goals weighted as follows: utility earnings per share (40%) and nonutility earnings per share (60%). In 1996, the utility earnings-per-share goal was not met, while nonutility earnings exceeded the goal. Therefore, the O&C Committee approved an annual cash bonus of $345,538 for Mr. Capps.

3. LONG-TERM BONUS

  In 1996, the O&C Committee established long-term goals for Mr. Capps for the period 1996-1998. Under this plan, Mr. Capps may earn shares of restricted stock under the Long-Term Incentive Plan. The goals are: a total return to shareholders superior to that of the S&P Utility Index (66%), a specified annual growth in earnings per share (17%), and restraint of utility operating costs (17%). Mr. Capps was awarded 14,602 shares of performance-based restricted stock. The shares earned will become unrestricted at the end of the performance cycle. During the performance cycle, dividends are paid on these shares and are automatically reinvested by Mr. Capps to purchase additional shares of common stock.

  At the end of 1996, the results of a concluding three-year performance cycle (1994--1996) were evaluated for Mr. Capps. Three goals had been set for the period as follows: a total return to shareholders superior to that of the S&P Utility Index (50%), a specified annual growth in earnings per share (25%) and restraint of utility operating costs (25%). The total return to shareholders and earnings per share goals were not achieved; the cost control goal was surpassed. As a result, the O&C Committee approved a partial award of common stock to Mr. Capps under the Long-Term Incentive Plan.

  In addition, the O&C Committee approved an award of 7,500 shares of restricted stock to Mr. Capps to reflect his significant contribution to long-term shareholder value.

4. EMPLOYMENT AGREEMENT

  Dominion Resources and Mr. Capps have entered into an employment agreement. The agreement is intended to secure his continued services, to reflect his substantial responsibilities and contributions, and to provide appropriate benefits after his retirement. (See Other Executive Agreements and Arrangements on page 14 for a description).

Kenneth A. Randall, Chairman
John B. Adams, Jr.
John B. Bernhardt
Frank S. Royal
Robert H. Spilman
Members of the Dominion Resources Organization and Compensation Committee

                            EXECUTIVE COMPENSATION

  The table below shows the total salary and bonus payments awarded to or earned by the CEO and the four other most highly compensated executive officers (as of December 31, 1996).

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM COMPENSATION
                                                           --------------------------------
                                                                  AWARDS            PAYOUTS
                                                           ------------------------ -------
                              ANNUAL COMPENSATION                        SECURITIES
                      ------------------------------------ RESTRICTED    UNDERLYING
       NAME &                               OTHER ANNUAL     STOCK        OPTIONS/   LTIP        ALL OTHER
 PRINCIPAL POSITION   YEAR SALARY   BONUS  COMPENSATION(1) AWARDS(2)     SAR GRANTS PAYOUTS     COMPENSATION
 ------------------   ---- ------- ------- --------------- ----------    ---------- -------     ------------
                             ($)     ($)         ($)          ($)           (#)       ($)           ($)
 THOS. E CAPPS        1996 668,075 345,538         0        286,875(3)        0     122,348(4)     4,500(5)
 Chairman, President  1995 628,408 313,803         0              0           0     132,315        4,500
 & CEO                1994 571,100 273,748         0              0           0           0        4,500
 J. T. RHODES         1996 410,575 247,506         0              0(6)        0      75,684(7)     4,500(5)
 President & CEO-     1995 406,075 273,000         0              0           0      77,970        4,500
 Virginia Power       1994 384,575 193,830         0              0           0      69,709        4,500
 D. L. HEAVENRIDGE    1996 250,338 118,762         0              0(8)        0      61,237(9)     4,500(5)
 Executive Vice       1995 199,226  98,820         0              0           0      92,713        4,500
 President            1994 185,787 109,313         0              0           0      66,160        4,500
 T. N. CHEWNING       1996 232,838 118,762         0              0(8)        0      61,237(9)     4,925(10)
 Executive Vice       1995 197,983  98,820         0              0           0      92,713        4,500
 President            1994 160,441 131,251         0              0           0      66,160        4,481
 L. R. ROBERTSON      1996 192,755  97,476         0              0(11)       0      55,407(12)    4,925(10)
 Executive Vice       1995 177,784  79,870         0              0           0      84,137        4,500
 President            1994 144,638  85,389         0              0           0      66,160        4,711

-------
 (1) None of the executive officers above received perquisites or other personal benefits in excess of either $50,000 or 10% of their total salary and bonus.
 (2) Dividends are paid on restricted stock.
 (3) 7,500 shares of restricted stock awarded December 20, 1996. The shares will become unrestricted December 31, 2001 or upon retirement. The aggregate number of shares of restricted stock at December 31, 1996 totaled 42,902 with an aggregate value of $1,651,727 (based on the closing price on December 31, 1996 of $38.50 per share).
 (4) 3,241 shares of Dominion Resources common stock awarded January 1, 1997 at the end of a three-year performance period (1994-1996).
 (5) Employer matching contribution on Employee Savings Plan contributions.
 (6) The aggregate number of shares of restricted stock at December 31, 1996 totaled: 7,326 with an aggregated value of $282,051 (based on a closing price on December 31, 1996 of $38.50 per share).
 (7) 1,863 shares of stock were awarded February 21, 1997, at the end of a three-year performance period (1994-1996).
 (8) The aggregate number of shares of restricted stock at December 31, 1996 totaled 1,112 with an aggregate value of $42,812 (based on a closing price on December 31, 1996 of $38.50 per share).
 (9) 798 shares of restricted stock and $30,713 in cash were awarded on December 20, 1996 at the end of a three-year performance period (1994--
     1996). The shares will become unrestricted one year from the date of award or upon retirement.

(10) Employer matching contribution on Employee Savings Plan contributions ($4,500) and award under medical plan cost control program ($425).
(11) The aggregate number of shares of restricted stock at December 31, 1996 totaled 1,009 with an aggregate value of $38,846 (based on the closing price on December 31, 1996 of $38.50 per share).
(12) 722 shares of restricted stock and $27,791 in cash were awarded on December 20, 1996 at the end of a three-year performance period (1994--
     1996). The shares will become unrestricted one year from the date of grant or upon retirement.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                 PERFORMANCE
                                  OR OTHER
                     NUMBER OF     PERIOD    ESTIMATED FUTURE PAYOUT UNDER
                   SHARES, UNITS    UNTIL    NON-STOCK PRICED BASED PLANS
                     OR OTHER    MATURATION  ------------------------------
      NAME          RIGHTS (#)    OR PAYOUT  THRESHOLD  TARGET     MAXIMUM
      ----         ------------- ----------- --------- ---------  ---------
                                               (#/$)     (#/$)      (#/$)
Thos. E. Capps       14,602(1)     3 years    7,302(1)   9,735(1)  14,602(1)
J. T. Rhodes          7,326(2)     3 years    3,663(2)   4,884(2)   7,326(2)
D. L. Heavenridge     1,033(3)     3 years        1(3)   1,033(3)     1,770
                           (4)     3 years    $   1(4) $41,300(4) $  70,800
T. N. Chewning        1,033(3)     3 years        1(3)   1,033(3)     1,770
                           (4)     3 years    $   1(4) $41,300(4) $  70,800
L. R. Robertson         936(3)     3 years        1(3)     936(3)     1,605
                           (4)     3 years    $   1(4) $37,450(4) $64,200(4)

-------
 (1) Performance-based restricted stock, the vesting of which is tied to the achievement of three specific goals over a three-year performance period (1996--1998), weighted as follows: a total return to shareholders superior to that of the S&P Utility Index (66%); a specified annual growth in earnings per share (17%); and restraint of utility operating costs to a growth rate less than a specified level (17%). The target number of shares will be earned and vest if the specified goals are fully achieved. The threshold amount will be earned if at least 77% of the total return goal, 60% of the earnings goal, and 80% of the cost control goal are achieved. The maximum amount will be earned if at least 123% of the total return goal, 140% of the earnings goal, and 133% of the cost control goal are achieved. Prorated amounts will be earned between the threshold and maximum.
 (2) Performance based restricted stock, the vesting of which is tied to the achievement of the cumulative measure of EVA over a three year period (1996-1998). The threshold amount will be earned if minimum specified EVA is achieved. The maximum amount will be earned if 320% of the EVA goal is achieved.
 (3) Performance shares to be paid out in shares of restricted stock based on the growth in the net worth of Dominion Resources' nonutility subsidiaries. If there is no growth in the net worth, no awards will be made. Pro-rated amounts will be earned between the threshold and target. If the target growth is achieved, the target number of shares will be awarded. If net worth grows beyond the target level, the target award will be increased, proportionally, up to the maximum number of shares.
 (4) Long-term cash awards based on the growth in the net worth of Dominion Resources' nonutility subsidiaries. If there is no growth in net worth, no awards will be paid. Prorated amounts will be earned between the threshold and target. If the target growth is achieved, the target level of cash will be paid. If net worth grows beyond the target level, the target award will be increased, proportionally, up to the maximum.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN:
     DOMINION RESOURCES, INC. (DRI), S&P 500 INDEX, AND S&P UTILITY INDEX


                           [LINE GRAPH APPEARS HERE]

                         Total Return to Shareholders

                     1991     1992     1993     1994     1995     1996
        DRI         $100.00  $110.74  $134.49  $113.89  $139.66  $139.38

        S&P 500     $100.00  $107.62  $118.46  $120.03  $165.13  $203.05

        S&P Util    $100.00  $108.09  $123.70  $113.87  $160.71  $165.72

                                 PENSION PLAN

  The table below shows the estimated annual straight life benefit that the company would pay to an employee at normal retirement (age 65) under the benefit formula of the Dominion Resources, Inc. Retirement Plan (the Retirement Plan).

                        ESTIMATED ANNUAL BENEFITS PAYABLE UPON RETIREMENT
                                    CREDITED YEARS OF SERVICE
                        -----------------------------------------------------------------
   FINAL AVERAGE
     EARNINGS              15                 20                 25                 30
   -------------        --------           --------           --------           --------
   $150,000             $ 40,901           $ 54,535           $ 68,169           $ 81,803
    175,000               48,514             64,685             80,857             97,028
    200,000               56,126             74,835             93,544            112,253
    225,000               63,739             84,985            106,232            127,478
    250,000               71,351             95,135            118,919            142,703
    300,000               86,576            115,435            144,294            173,153
    350,000              101,801            135,735            169,669            203,603
    400,000              117,026            156,035            195,044            234,053
    450,000              132,251            176,335            220,419            264,503
    500,000              147,476            196,635            245,794            294,953
    550,000              162,701            216,935            271,169            325,403
    600,000              177,926            237,235            296,544            355,853
    650,000              193,151            257,535            321,919            386,303


  Benefits under the Retirement Plan are based on:

  . average base salary over the consecutive 60-month period in which that base pay is highest;

  .  years of credited service;

  .  age at retirement; and

  .  the offset of Social Security benefits.

  Certain officers have entered into retirement agreements that give additional credited years of service for retirement and retirement benefit purposes. These agreements are contingent upon the officer reaching a specified age and remaining employed by Dominion Resources or an affiliate.

  Credited years of service (including any additional years earned in connection with the retirement agreements) for those executives named in the Summary Compensation Table on page 10 are as follows: Mr. Capps: 30 years; Dr.
Rhodes: 30 years; Mr. Heavenridge: 19 years; Mr. Chewning: 9 years and Mr.
Robertson: 27 years. For additional information about the retirement arrangements for Mr. Capps and other named officers see "Other Executive Agreements and Arrangements" on page 14.

  As discussed under Corporate Compensation Philosophy on page 6, the executive compensation program puts a significant percentage of an executive's pay at risk through incentives linked to financial and operating performance. Base salaries have been held below the median for comparable positions at comparable companies. The Retirement Plan's benefit formula recognizes base salary, but not incentive pay. Therefore, each year the O&C Committee approves a market-based adjustment to executive base salaries for use in calculating the retirement benefit under the Dominion Resources, Inc. Benefit Restoration Plan (the Restoration Plan). In 1996, the adjustments ranged from 4% to 11%. Also, the Internal Revenue Code limits the annual retirement benefit that may be paid from, and the amount of compensation that may be recognized by, the Retirement Plan. Benefits that are reduced under the Retirement Plan's benefit formula because of limitations imposed by the Internal Revenue Code will be paid under the Restoration Plan.

                    EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

  Dominion Resources and Virginia Power also provide an Executive Supplemental Retirement Plan (the Supplemental Plan) to their elected officers. The Supplemental Plan provides an annual retirement benefit equal to 25% of a participant's final cash compensation (base salary plus annual bonus). The normal benefit is paid in 120 monthly installments to a participant who has:
(i) at least 60 months of service; (ii) retires at or after age 55 from the company; or (iii) has become permanently disabled. A reduced benefit is paid at a participant's termination after age 51 with at least 60 months of service. If a participant dies while employed, the benefit will be paid to a designated beneficiary. If a participant dies while retired, but before receiving all benefit payments, the remaining installments will be paid to a designated beneficiary. In order to be entitled to benefits under the Supplemental Plan, an employee must be employed as an elected officer of Dominion Resources or Virginia Power at the time of death, disability or retirement.

  Based on 1996 cash compensation, the estimated annual retirement benefit under the Supplemental Plan for the Chief Executive Officer and the four other most highly compensated executive officers of Dominion Resources would be as follows: Mr. Capps: $244,269; Dr. Rhodes: $165,600; Mr. Heavenridge: $78,038; Mr. Chewning: $78,038 and Mr. Robertson: $67,485.

                        RETIREMENT BENEFIT FUNDING PLAN

  A Retirement Benefit Funding Plan is maintained to provide a means to secure company obligations under the Supplemental Plan, the Restoration Plan, and the retirement agreements described above. The Retirement Benefit Funding Plan does not provide any additional benefits; it simply helps secure the funding for the benefit obligations referred to in this paragraph. The amounts payable by Dominion Resources or Virginia Power under the Supplemental Plan, the Restoration Plan, and the retirement agreements are reduced, on a dollar-for-dollar basis, by the funds available under the Retirement Benefit Funding Plan.

                  OTHER EXECUTIVE AGREEMENTS AND ARRANGEMENTS

  Dominion Resources has entered into employment agreements with key management executives, including Messrs. Capps, Heavenridge, Chewning, and Robertson, in order to secure their continued services and enable them to devote their full efforts to Dominion Resources and its subsidiaries. Virginia Power also has entered into employment agreements with its key management executives, including Dr. Rhodes.

  Under Mr. Capps' agreement, he will be employed as the CEO and President of Dominion Resources until July 31, 1999. During his employment Mr. Capps will continue to receive a salary at least equal to his April 21, 1995 salary and will be eligible for salary increases and incentive awards based on his job performance. Mr. Capps will be entitled to receive, upon his termination of employment, whether with or without cause, enhanced retirement benefits under the Retirement Plan, the Restoration Plan and the Supplemental Plan, full vesting of any restricted stock held at his termination date, and a lump sum payment approximately equal to his 1995 salary plus bonus. The enhanced retirement benefits include calculating Mr. Capps' Retirement Plan and Restoration Plan benefits based on his highest rate of annual salary in effect during his final year of employment (to the extent greater than his final five years of compensation), adjusting the manner in which his Supplemental Plan benefit is calculated and paying such benefit for life. Mr. Capps also will receive a present value payment equal to his annual base salary and annual cash incentive awards that he is projected to receive (under a specified formula) from August 1, 1996 to August 12, 1997. In addition, he will be entitled to receive continued coverage under the Dominion Resources medical and other welfare plans through the term of the agreement, and will receive age and service credit through the term of the agreement for purposes of computing benefits under such medical and other welfare plans.

  If, during the contract period, Dominion Resources reduces Mr. Capps' base pay, fails to consider him for incentive awards, fails to provide benefits similar to those of other senior executives, substantially diminishes his working conditions or management responsibilities or relocates him (Special Circumstances), and Mr. Capps terminates employment within 60 days after such action, or Mr. Capps voluntarily terminates on or after 1998 with 90 days written notice to Dominion Resources and the O&C Committee consents in writing to his termination of employment, Mr. Capps will be entitled to receive the payments described above. If Mr. Capps terminates employment prior to July 31, 1999 other than for one of the reasons described above or on account of his death or disability, he will be entitled to the benefits described above except the medical and other welfare plan benefits.

  Under Dr. Rhodes' agreement, he will be employed as the CEO of Virginia Power until July 31, 1999. The terms of Dr. Rhodes' employment agreement are substantially similar to the terms of Mr. Capps' employment agreement except as follows. The value of the hypothetical shares of common stock granted to Dr. Rhodes under the Performance Achievement Plan will be paid to Dr. Rhodes in cash upon his termination of employment under certain circumstances. The present value payment equal to Dr. Rhodes' projected annual base salary and annual cash incentive awards is determined for the period from August 1, 1996 to April 21, 1997. Dr. Rhodes may voluntarily terminate employment during the contract period upon written notice to Virginia Power and receive the enhanced benefits provided under the agreement. In addition, Dr. Rhodes is entitled to receive a lump sum payment approximately equal to his 1994 salary plus bonus, and enhanced benefits under the Supplemental Plan which would be calculated using different target factors than those specified in Mr. Capps' employment agreement. The payments under this agreement are provided in addition to any payments under Dr. Rhodes' employment continuity agreement.

  Messrs. Heavenridge, Chewning and Robertson each has an employment agreement for a three-year period beginning August 12, 1994. During employment, each executive will continue to receive a salary at least equal to his August 1994 salary and will be eligible for salary increases and bonuses. At the completion of the three-year contract period, the executive will receive a completion bonus equal to 25% of his salary and bonus paid during the contract period and enhanced benefits under the Supplemental Plan. If Dominion Resources terminates the executive's employment during the contract period without cause, the executive will receive a lump sum payment equal to the present value of his salary and bonus for the balance of the contract period, the present value of the completion bonus, vesting of the restricted stock that would have vested during the contract period, and age and service credit and continued benefit plan coverage through the end of the contract period. If, during the contract period, Dominion Resources reduces the executive's pay, fails to consider him for incentive awards, fails to provide benefits similar to those of other senior executives, demotes him to a position that is not a senior management position, or relocates him, and the executive terminates employment within 60 days after such action, the executive will be entitled to receive the payments and benefits described above as if his employment had been terminated. The agreements also provide benefits in the event of death or disability. If the executives receive severance payments after a change in control under their employment continuity agreements (as described below), payments will not be provided under these employment agreements (except for the completion bonus) upon termination of the executive's employment.

  Dominion Resources has employment continuity agreements with key management executives, including Messrs. Heavenridge, Chewning and Robertson (but not Mr. Capps), which provide benefits in the event of a change in control. Virginia Power also has employment continuity agreements with its key management executives, including Dr. Rhodes. Each agreement has a three-year term and is automatically extended on each anniversary date for an additional year, unless the executive's company notifies the executive that the agreement shall not be extended.

  The employment continuity agreements do not alter the compensation and benefits available to each executive if the executive's employment with the employing company continues for the full term of the agreement. The agreements provide that, in the event of a change in control of Dominion Resources, each executive shall continue to receive total compensation (including benefits) not less than the level applicable immediately before the change in control. If, generally within three years following a change in control, the executive's employment is terminated by the executive's company without cause, the executive's company will pay continued compensation to the executive equal to the executive's average base salary and cash incentive awards for the 36-month period of employment preceding the change in control or employment termination, whichever is greater. This compensation shall be paid either in 36 equal monthly installments or in a lump sum amount equal to the present value of the installment payments. In addition, the terminating executive shall be entitled to receive any benefits due the executive under any stock or benefit plan. An executive shall not be entitled to the foregoing payments if the executive's employment is terminated for cause. If the executive's company fails to give the executive salary increases, bonuses and incentive awards comparable to those received by the executive in prior years or those received by comparable executives, reduces the executive's compensation or benefits, or diminishes the executive's status, working conditions or management responsibilities, and the executive terminates employment within 60 days after such action, the executive will be entitled to receive the payments described above as if his employment had been terminated. Any amounts payable after a change in control (other than supplemental retirement benefits and restricted stock) that are considered "parachute payments" under the Internal Revenue Code will be reduced to an amount that does not exceed the maximum amount that can be paid without imposition of an excise tax on "parachute payments". The company will indemnify the executive with respect to any excise tax incurred as a result of the vesting of supplemental retirement benefits, restricted stock or legal fees incurred to enforce the agreement in the event of a change in control.

  A change in control shall be deemed to have occurred if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion Resources' voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the Directors constituting the Dominion Resources Board before any such transactions cease to represent a majority of Dominion Resources' or its successor's Board within two years after the last of such transactions. The Virginia Power agreements also deem a change in control to have occurred in the event that the utility ceases to be an affiliate of Dominion Resources.

  The Board believes that these employment continuity agreements benefit Dominion Resources by securing the continued services of key management personnel and by enabling management to perform its duties and responsibilities without the distracting uncertainty associated with a change in control.

  Under the Executive Deferred Compensation Plan, executives may elect to defer any portion of their base salary, annual incentive cash award and/or long-term incentive cash award until they retire from the company or otherwise direct. Deferrals are credited at the executive's discretion, for bookkeeping purposes, with earnings and losses as if they were invested in any of several mutual fund options or Dominion Resources common stock.

                           COMPENSATION OF DIRECTORS

  The non-employee members of the Board receive an annual retainer of $19,000 and a fee of $900 for each Board or committee meeting attended. Committee Chairmen receive an additional annual retainer of $3,000. These directors may elect to defer their annual retainer and/or their meeting fees under the Dominion Resources, Inc. Deferred Compensation Plan until they reach retirement or a specified age. The deferred fees are credited, for bookkeeping purposes, with earnings and losses as if they were invested in either an interest bearing account or Dominion Resources Common Stock Account. A director will be paid according to the type of investment election made.

  In 1996, the shareholders approved the Dominion Resources, Inc. Stock Accumulation Plan for Outside Directors. This plan aligns a portion of a non-employee director's compensation with the interests of the shareholders by increasing the director's ownership of common stock. Upon election to the Board, a non-employee director receives a one-time award of Stock Units (which are equivalent in value to common stock). The award is determined by (i) multiplying the director's retainer by 17 and (ii) dividing the result by the average price of common stock on the last trading days of the three months before the director's election to the Board. The Stock Units awarded to a director are credited to a book account. A separate account is credited with additional Stock Units equal in value to dividends. A director must have 17 years of service in order to receive all of the Stock Units awarded and accumulated under the Plan.

  Dominion Resources administers a Directors' Charitable Contribution Program (the Program) as part of its overall program of charitable giving. Beginning at the death of a director, Dominion Resources will donate to one or more qualifying charitable organizations recommended by the individual director an aggregate amount of $50,000 per year for ten years. The Program is funded by life insurance policies purchased by the company on the directors. These policies are owned by Dominion Resources, which is also the beneficiary. The directors derive no financial or tax benefits from the Program, since all insurance proceeds and charitable tax deductions accrue solely to the company.

                                   ITEM TWO:
                          INCENTIVE COMPENSATION PLAN

INTRODUCTION

  The Board of Directors recommends that you vote for the approval of the Dominion Resources, Inc. Incentive Compensation Plan. A brief summary of the Incentive Plan follows, with the full text printed in Exhibit A. Exhibit A contains definitions for many terms used in this summary.

  The Incentive Plan is designed to promote the Corporate Compensation Philosophy described on page 6 and to allow the company to keep its maximum tax deduction for incentive compensation paid to its most highly paid officers under Section 162(m) of the Internal Revenue Code.

ADMINISTRATION OF THE PLAN; ELIGIBILITY

  The Incentive Plan will be administered by the Virginia Power Committee for Virginia Power employees and those of its affiliates and by the Dominion Resources Committee for Dominion Resources employees and those of its other subsidiaries. All employees of Dominion Resources and its subsidiaries are eligible to receive Incentive Awards under the Incentive Plan if a Committee determines that an employee has contributed, or can be expected to contribute, significantly to their employer. The Committees have the power and complete discretion to select eligible employees to receive the Incentive Awards and to determine the type of award and its terms and conditions. Approximately 11,000 employees may receive awards under the Incentive Plan.

AMOUNT OF STOCK AVAILABLE FOR INCENTIVE AWARDS

  Three million (3,000,000) shares of Company stock will be reserved and available for issuance under the Incentive Plan. No more than two hundred thousand (200,000) shares of Company Stock can be allocated to the Incentive Awards granted to any one Participant in any one year.

TYPES OF INCENTIVE AWARDS THAT MAY BE GRANTED UNDER THE PLAN

  The following types of Incentive Awards may be granted under the Incentive
Plan: Performance Grants, Restricted Stock, Goal-Based Stock, Stock Options and Stock Appreciation Rights.

  Performance Grants. Performance Grants are subject to the achievement of pre-established Performance Goals will be administered to comply with the requirements of Section 162(m). Performance Goals will use objective and quantifiable Performance Criteria that include measures such as asset growth; utility earnings; revenues; net income; return on total capital; and others listed on page A-3 of Exhibit A. The Committees set target and maximum amounts payable under the Performance Grant. The employee receives the appropriate payments at the end of the performance period if the Performance Goals (and other terms and conditions of the award) were met. The actual payments under a Performance Grant can be cash, Company Stock, or both.

  The aggregate maximum cash amount payable under the Plan to any employee in any year cannot exceed 0.5% of Dominion Resources consolidated operating income, before taxes and interest. The Committee must make Performance Grants prior to the 90th day of the period for which the Performance Grant relates or the completion of 25% of such period.

  Restricted Stock Awards. The Committees may grant Restricted Stock under the Plan, which will be Company Stock subject to certain terms and conditions. The employee will not be able to sell or transfer the Restricted Stock until the restrictions stated in the award agreement have been met. The Restricted Stock is forfeited if the restrictions are not met.

  Goal-Based Stock Awards. The Committees may grant Goal-Based Stock, which is Company Stock subject to Performance Goals. The stock is not issued to the employee until a Committee certifies that the Performance Goals (and any other terms and conditions) have been met.

  Stock Options and Stock Appreciation Rights. The Committees may also grant Options to eligible employees and establish the terms and conditions for exercising an Option. Stock Appreciation Rights may be granted on all or any part of an Option, and also are subject to terms and conditions set by a Committee. Stock Appreciation Rights also may be granted separately.

  The exercise price of an Option will be at least 100% of the Fair Market Value of Company Stock on the date that the Option was granted by a Committee. The Options may be either Incentive Stock Options or Nonstatutory Options.

  A Stock Appreciation Right entitles the employee to receive an amount equal to the excess of (i) the fair market value on the date of exercise of stock covered by the surrendered Stock Appreciation Right over (ii) the price of the stock on the date the Stock Appreciation Right was granted. The award can be paid in stock or cash, or both.

TRANSFERABILITY OF AWARDS; MODIFICATION OF AWARDS

  When granting Incentive Awards, the Committees can allow the awards to become fully exercisable or vested upon a Change of Control.

  Employees cannot sell, transfer or pledge their interest in Performance Grants and Goal-Based Stock awards. Employees cannot sell, transfer or pledge shares of Restricted Stock until it becomes unrestricted as provided in an award agreement. Options and Stock Appreciation Rights may be transferable by a Participant according to the terms and conditions for such Awards.

TERM; MODIFICATION OF PLAN

  The Incentive Plan became effective as of January 1, 1997, except for any awards of Goal-Based Stock, Restricted Stock or Performance Stock. These types of awards are contingent on shareholder approval of the Incentive Plan and meeting Federal or State securities laws requirements. Furthermore, employees cannot exercise any Options or Stock Appreciation Rights granted under the Incentive Plan until these same conditions are met. The Incentive Plan will terminate at the close of business on December 31, 2006 unless the Dominion Resources Board of Directors terminates it prior to that date.

  The Dominion Resources Board of Directors can amend or terminate the Incentive Plan with respect to Dominion Resources participants and the Virginia Power Board of Directors can amend or terminate the Incentive Plan with respect to Virginia Power participants, except that only shareholders can approve amendments that would (i) increase the number of shares of Company Stock that are reserved and available for issuance under the Incentive Plan;
(ii) materially change or impact which employees are eligible to participate in the Incentive Plan; or (iii) materially change the benefits that eligible employees may receive under the Incentive Plan. However, the Dominion Resources and Virginia Power Boards can amend the Incentive Plan as necessary and without shareholder approval to ensure that the Incentive Plan continues to comply with Section 162(m) of the Code and Rule 16b-3.

FEDERAL INCOME TAX CONSEQUENCES

  An employee will not incur federal income tax liabilities when granted a Nonstatutory Stock Option, an Incentive Stock Option, a Stock Appreciation Right or Restricted Stock.

  Upon exercise of a Nonstatutory Option or a Stock Appreciation Right, the employee, in most circumstances, will be treated as having received ordinary income equal to the difference between the fair market value of Company Stock on the date of the exercise and the Option Price. This income is subject to income tax withholding by the company. No income is received for tax purposes when an Incentive Stock Option is exercised, unless an employee is subject to the alternative minimum tax.

  The company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an Incentive Award recognizes ordinary income. As stated above, this usually occurs upon exercise of Nonstatutory Options and Stock Appreciation Rights and the lapse of restrictions on restricted stock. No deduction is allowed in connection with an Incentive Stock Option unless the employee disposes of Company Stock received upon exercise in violation of the holding period requirements. Also there can be circumstances when the deduction is not allowed for certain transfers of Company Stock or payments to an employee upon the exercise of an Incentive Award that has been accelerated as a result of a Change of Control.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE DOMINION RESOURCES, INC. INCENTIVE COMPENSATION PLAN.

                                  ITEM THREE:
                            DESIGNATION OF AUDITORS

  The Board of Directors has designated Deloitte & Touche LLP, independent certified public accountants, as auditors of the consolidated financial statements of Dominion Resources for the year 1997. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. If they desire, they will be able to make a statement and will also respond to shareholder questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE DESIGNATION OF DELOITTE & TOUCHE LLP.

                          MATTERS BEFORE THE MEETING

  The management and directors are not aware of any other matters which may come before the annual meeting other than the matters stated in the Notice of the Annual Meeting.

                       PROPOSALS FOR 1998 ANNUAL MEETING

  Under Article XXX of Dominion Resources' Bylaws, if you wish to bring any matter (other than shareholder nominations of director candidates) before the Annual Meeting, you must notify the Corporate Secretary in writing not later than January 19, 1998. Regarding each matter, the notice must contain:

  . a brief description of the business to be brought before the Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

  . the name and address of record of the shareholder proposing such business;

  . the class and number of shares of stock that are beneficially owned by the shareholder; and

  .  any material interest of the shareholder in such business.

  In order for a shareholder proposal to be considered for possible inclusion in the 1998 Proxy Statement, it must be received by the Corporate Secretary of Dominion Resources no later than November 10, 1997. Dominion Resources plans to hold its 1998 Annual Meeting on April 17, 1998.

                          ANNUAL REPORT ON FORM 10-K

  You may request, without charge, a copy of Dominion Resources' Annual Report filed with the Securities and Exchange Commission for 1996 on Form 10-K, excluding exhibits, by writing to the Corporate Secretary, Dominion Resources, Inc., P. O. Box 26532, Richmond, Virginia 23261; or you may e-mail us at dominion_resources@domres.com.

                                                                      EXHIBIT A

                           DOMINION RESOURCES, INC.

                          INCENTIVE COMPENSATION PLAN

  1. PURPOSE. The purpose of this Dominion Resources, Inc. Incentive Compensation Plan is to further the long term stability and financial success of Dominion Resources, Inc., Virginia Electric and Power Company, the Affiliates, and the Dominion Companies by attracting and retaining employees through the use of cash and stock incentives. It is believed that ownership of Company Stock and the use of cash incentives will stimulate the efforts of those employees upon whose judgment and interests the Employers are and will be largely dependent for the successful conduct of its business. It is also believed that Incentive Awards granted to such employees under this Plan will strengthen their desire to remain employed with the Employers and will further the identification of those employees' interests with those of the Dominion Resources, Inc. shareholders. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3.

  2. DEFINITIONS. As used in the Plan, the following terms have the meanings indicated:

  (a) "ACT" means the Securities Exchange Act of 1934, as amended.

  (b) "AFFILIATE" means another corporation in which Virginia Power owns stock possessing at least 50 percent of the combined voting power of all classes of stock.

  (c) "APPLICABLE WITHHOLDING TAXES" means the aggregate amount of federal, state and local income and payroll taxes that an Employer is required to withhold in connection with any Performance Grant, any lapse of restrictions on Restricted Stock, any grant of Goal-Based Stock, or any exercise of a Nonstatutory Stock Option or Stock Appreciation Right.

  (d) "CHANGE OF CONTROL" means the occurrence of any of the following events:

    (i) any person, including a "group" as defined in Section 13(d)(3) of the Act becomes the owner or beneficial owner of DRI securities having 20% or more of the combined voting power of the then outstanding DRI securities that may be cast for the election of DRI's directors (other than as a result of an issuance of securities initiated by DRI, or open market purchases approved by the DRI Board, as long as the majority of the DRI Board approving the purchases is also the majority at the time the purchases are made);

    (ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of DRI before such transactions cease to constitute a majority of the DRI Board, or any successor's board, within two years of the last of such transactions; or

    (iii) with respect to a particular Participant, an event occurs with respect to the Employer that employs that Participant such that, after the event, the Employer is no longer a Dominion Company or an Affiliate.

  (e) "CODE" means the Internal Revenue Code of 1986, as amended.

  (f) "COMPANY STOCK" means common stock of DRI. In the event of a change in the capital structure of DRI (as provided in Section 15), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

  (g) "DATE OF GRANT" means the date on which an Incentive Award is granted by the DRI Committee or Virginia Power Committee.

  (h) "DISABILITY" or "DISABLED" means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). As to all other Incentive Awards, the DRI Committee for DRI Participants and the Virginia Power Committee for Virginia Power Participants shall determine whether a Disability exists and such determination shall be conclusive.

  (i) "DOMINION COMPANY" means Dominion Capital, Inc., Dominion Energy, Inc., or another corporation (i) in which DRI owns stock possessing at least 50 percent of the combined voting power of all classes of stock or which is in a chain of corporations with DRI in which stock possessing at least 50% of the combined voting power of all classes of stock is owned by one or more other corporations in the chain and (ii) which is not Virginia Power or an Affiliate.

  (j) "DRI" means Dominion Resources, Inc.

  (k) "DRI BOARD" means the Board of Directors of Dominion Resources, Inc.

  (l) "DRI COMMITTEE" means the Organization and Compensation Committee of the DRI Board, provided that, if any member of the Organization and Compensation Committee does not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the committee (but not less than two members) shall be constituted as a subcommittee of the Organization and Compensation Committee to act as the DRI Committee for purposes of the Plan.

  (m) "DRI PARTICIPANT" means any employee of DRI or a Dominion Company who receives an Incentive Award under the Plan.

  (n) "EMPLOYER" means DRI, Virginia Power, and each Dominion Company or Affiliate that employs one or more Participants.

  (o) "FAIR MARKET VALUE" means the closing trading price of a share of Company Stock, as reported in The Wall Street Journal, as of the last day on which Company Stock is traded preceding the Date of Grant or preceding any other date for which the value of Company Stock must be determined under the Plan.

  (p) "GOAL-BASED STOCK" means Company Stock awarded when performance goals are achieved pursuant to an award as provided in Section 8.

  (q) "INCENTIVE AWARD" means, collectively, a Performance Grant or the award of Restricted Stock, Goal-Based Stock, an Option, or a Stock Appreciation Right under the Plan.

  (r) "INCENTIVE STOCK OPTION" means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.

  (s) "MATURE SHARES" means shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

  (t) "NONSTATUTORY STOCK OPTION" means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.

  (u) "OPTION" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

  (v) "PERFORMANCE CRITERIA" means any of the following areas of performance of DRI, Virginia Power, any Dominion Company or any Affiliate: asset growth; utility earnings; generating unit efficiency; combined net worth; debt to equity ratio; earnings per share; revenues; operating income; operating cash flow; net income, before or after taxes; return on total capital, equity, revenue or assets; nonutility generation cost exposure; power generation costs; safety measured in fatalities, lost time, injuries and vehicle accidents; environmental protection measured in reportable violations, notices of violations, and environmental agency required corrective actions or enforcement actions; or economic value added (net operating profit after tax less a charge for use of capital as determined under a methodology approved by the DRI Committee or Virginia Power Committee).

  (w) "PERFORMANCE GOAL" means an objectively determinable performance goal established by the DRI Committee or Virginia Power Committee with respect to a given Performance Grant or grant of Restricted Stock that relates to one or more Performance Criteria.

  (x) "PERFORMANCE GRANT" means an Incentive Award made pursuant to Section 6.

  (y) "PLAN YEAR" means January 1 to December 31.

  (z) "RESTRICTED STOCK" means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 7.

  (aa) "RULE 16B-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.

  (bb) "STOCK APPRECIATION RIGHT" means a right to receive amounts from the Employer granted under Section 10.

  (cc) "TAXABLE YEAR" means the fiscal period used by DRI for reporting taxes on income under the Code.

  (dd) "VIRGINIA POWER" means Virginia Electric and Power Company.

  (ee) "VIRGINIA POWER BOARD" means the Board of Directors of Virginia Power.

  (ff) "VIRGINIA POWER COMMITTEE" means the Organization and Compensation Committee of the Virginia Power Board, provided that, if any member of the Organization and Compensation Committee does not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the committee (but not be less than two members) shall be constituted as a subcommittee of the Organization and Compensation Committee to act as the Virginia Power Committee for purposes of the Plan.

  (gg) "VIRGINIA POWER PARTICIPANT" means any employee of Virginia Power or an Affiliate who receives an Incentive Award under the Plan.

  3. GENERAL. The following types of Incentive Awards may be granted under the
Plan: Performance Grants, Restricted Stock, Goal-Based Stock, Options, or Stock Appreciation Rights. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.

  4. STOCK. Subject to Section 15 of the Plan, there shall be reserved for issuance under the Plan an aggregate of three million (3,000,000) shares of Company Stock, which shall be authorized, but unissued shares. Shares allocable to Options, Restricted Stock or portions thereof granted under the Plan that expire, are forfeited, or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. The DRI Committee or Virginia Power Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an option granted under an existing Incentive Award. No more than two hundred thousand (200,000) shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Grant, that are granted to any individual Participant during any single Taxable Year.

  5. ELIGIBILITY.

  (a) All present and future employees of DRI or a Dominion Company (whether now existing or hereafter created or acquired) whom the DRI Committee determines to have contributed or who can be expected to contribute significantly to DRI or a Dominion Company shall be eligible to receive Incentive Awards under the Plan. All present and future employees of Virginia Power or an Affiliate (whether now existing or hereafter created or acquired) whom the Virginia Power Committee determines to have contributed or who can be expected to contribute significantly to Virginia Power or an Affiliate shall be eligible to receive Incentive Awards under the Plan. The Committees shall have the power and complete discretion, as provided in Section 16, to select eligible employees to receive Incentive Awards and to determine for each employee the nature of the award and the terms and conditions of each Incentive Award.

  (b) The grant of an Incentive Award shall not obligate an Employer to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

  6. PERFORMANCE GRANTS.

  (a) Each Performance Grant shall be evidenced by an agreement (a "Grant Agreement") setting forth the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and such other terms and conditions as are applicable to the Performance Grant. Each Performance Grant shall be granted and administered to comply with the requirements of Code section 162(m). The aggregate maximum cash amount payable under the Plan to any Participant in any Plan Year shall not exceed 0.5% of DRI's consolidated operating income, before taxes and interest, as reported on its annual financial statements for the prior Plan Year. In the event of any conflict between a Grant Agreement and the Plan, the terms of the Plan shall govern.

  (b) The DRI Committee shall establish the Performance Goals for Performance Grants to DRI Participants. The Virginia Power Committee shall establish the Performance Goals for Performance Grants to Virginia Power Participants. The appropriate Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Performance Grant to Performance Grant and Plan Year to Plan Year. The Committee may increase, but not decrease, any Performance Goal during a Plan Year.

  (c) The appropriate Committee shall establish for each Performance Grant the amount of cash or Company Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. Any Performance Grant shall be made not later than 90 days after the start of the period for which the Performance Grant relates and shall be made prior to the completion of 25% of such period. All determinations regarding the achievement of any Performance Goals will be made by the appropriate Committee. A Committee may not increase during a Plan Year the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments as provided in a Performance Grant.

  (d) The actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of a Performance Criteria to the Performance Goal as established in the Grant Agreement. All calculations of actual payments shall be made by the appropriate Committee and the DRI Committee shall certify in writing the extent, if any, to which the Performance Goals have been met.

  (e) Performance Grants will be paid in cash, Company Stock or both, at such time or times as are provided in the Grant Agreement. The appropriate Committee may provide in the Grant Agreement that the Participant may make a prior election to defer the payment under a Performance Grant subject to such terms and conditions as the Committee may determine.

  (f) Nothing contained in the Plan will be deemed in any way to limit or restrict any Employer or either Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

  (g) A Participant who receives a Performance Grant payable in Company Stock shall have no rights as a shareholder until the Company Stock is issued pursuant to the terms of the Performance Grant. The Company Stock may be issued without cash consideration.

  (h) A Participant's interest in a Performance Grant may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

  (i) Whenever payments under a Performance Grant are to be made in cash, the Employer will withhold therefrom an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant shall agree as a condition of receiving a Performance Grant payable in the form of Company Stock, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to such Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Grant Agreement so provides, the Participant may elect to (i) to deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

  7. RESTRICTED STOCK AWARDS.

  (a) The DRI Committee may make grants of Restricted Stock to DRI Participants. The Virginia Power Committee may make grants of Restricted Stock to Virginia Power Participants. Whenever a Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice, when accepted in writing by the Participant shall become an Grant Agreement between the Employer and the Participant. Restricted Stock may be awarded by a Committee in its discretion without cash consideration.

  (b) No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares as set forth in the Participant's Grant Agreement have lapsed or been removed pursuant to paragraph (d) or (e) below.

  (c) Upon the acceptance by a Participant of an award of Restricted Stock, such Participant shall, subject to the restrictions set forth in paragraph (b) above, have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall be held by DRI until the restrictions lapse and the Participant shall provide DRI with appropriate stock powers endorsed in blank.

  (d) The appropriate Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph (b) above shall lapse. The terms and conditions may include the achievement of a Performance Goal which shall be governed by the provisions of
Section 6 to the extent that the award is intended to comply with the requirements of Code section 162(m). Such terms and conditions may also include, without limitation, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant or the occurrence of a Change of Control.

  (e) Notwithstanding the provisions of paragraph (b) above, the appropriate Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions, subject to the restrictions of Section 6 as to any Performance Goal if the award is intended to comply with the requirements of Code section 162(m).

  (f) Each Participant shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to such Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the grant so provides, the Participant may elect to (i) to deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

  8. GOAL-BASED STOCK AWARDS.

  (a) The DRI Committee may make grants of Goal-Based Stock to DRI Participants. The Virginia Power Committee may make grants of Goal-Based Stock to Virginia Power Participants. Whenever a Committee deems it appropriate to grant Goal-Based Stock, notice shall be given to the Participant stating the number of shares of Goal-Based Stock granted and the terms and conditions to which the Goal-Based Stock is subject. This notice, when accepted in writing by the Participant shall become a grant agreement between the Employer and the Participant.

  (b) Goal-Based Stock may be issued pursuant to the Plan from time to time by a Committee when performance criteria established by the Committee have been achieved and certified by the Committee.

  (c) Whenever a Committee deems it appropriate, the Committee may establish a performance criteria for an award of Goal-Based Stock and notify Participants of their receipt of an award of Goal-Based Stock. More than one award of Goal-Based Stock may be established by the Committee for a Participant and the awards may operate concurrently or for varied periods of time. Goal-Based Stock will be issued only subject to the award and the Plan and consistent with meeting the goal or goals set by the Committee in the award. A Participant shall have no rights as a shareholder until the Committee has certified that the performance objectives of the Goal-Based Stock award have been met and the Goal-Based Stock is issued. Goal-Based Stock may be issued without cash consideration.

  (d) A Participant's interest in a Goal-Based Stock award may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

  (e) The appropriate Committee may at any time, in its sole discretion, remove or revise any and all performance criteria for an award of Goal-Based Stock.

  (f) Each Participant shall agree at the time of receiving an award of Goal-Based Stock, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to such Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the grant so provides, the Participant may elect to (i) to deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

  9. STOCK OPTIONS.

  (a) The DRI Committee may make grants of Options to DRI Participants. The Virginia Power Committee may make grants of Options to Virginia Power Participants. Whenever a Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, the extent to which Stock Appreciation Rights are granted (as provided in Section 10), and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall become a stock option agreement.

  (b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant.

  (c) Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement; provided that, the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:

    (i) No Incentive Stock Option may be exercised after the first to occur of (x) ten years from the Date of Grant, (y) three months following the date of the Participant's retirement or termination of employment with all Employers for reasons other than Disability or death, or (z) one year following the date of the Participant's termination of employment on account of Disability or death.

    (ii) An Incentive Stock Option by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the "Limitation Amount"). Incentive Stock Options granted under the Plan and all other plans of any Employer shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee granting the Option may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

  10. STOCK APPRECIATION RIGHTS.

  (a) Whenever the DRI Committee deems it appropriate, Stock Appreciation Rights may be granted in connection with all or any part of an Option to a DRI Participant or in a separate Incentive Award. Whenever the Virginia Power Committee deems it appropriate, Stock Appreciation Rights may be granted in connection with all or any part of an Option to a Virginia Power Participant or in a separate Incentive Award.

  (b) The following provisions apply to all Stock Appreciation Rights that are granted in connection with Options:

    (i) Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to surrender to the Employer unexercised that portion of the underlying Option relating to the same number of shares of Company Stock as is covered by the Stock Appreciation Rights (or the portion of the Stock Appreciation Rights so exercised) and to receive in exchange from the Employer an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered portion of the underlying Option over (y) the exercise price of the Company Stock covered by the surrendered portion of the underlying Option. The appropriate Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

    (ii) Upon the exercise of a Stock Appreciation Right and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, shall not thereafter be exercisable.

    (iii) Subject to any further conditions upon exercise imposed by the Board, a Stock Appreciation Right shall be exercisable only to the extent that the related Option is exercisable and a Stock Appreciation Right shall expire no later than the date on which the related Option expires.

    (iv) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the exercise price of the Company Stock covered by the underlying Option.

  (c) The following provisions apply to all Stock Appreciation Rights that are not granted in connection with Options:

    (i) Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to receive in exchange from the Employer an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered Stock Appreciation Right over (y) the price of the Company Stock on the Date of Grant of the Stock Appreciation Right. The appropriate Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

    (ii) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right.

  (d) The manner in which the Employer's obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the appropriate Committee and shall be set forth in the Incentive Award. The Incentive Award may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the appropriate Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

  11. METHOD OF EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS.

  (a) Options and Stock Appreciation Rights may be exercised by the Participant giving written notice of the exercise to the Employer, stating the number of shares the Participant has elected to purchase under the Option or the number of Stock Appreciation Rights the Participant has elected to exercise. In the case of the purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option so permit, the Participant may (i) deliver Mature Shares (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, (ii) cause to be withheld from the Option shares, shares of Company Stock (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, or
(iii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Employer, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the terms of the Option, Applicable Withholding Taxes.

  (b) DRI may place on any certificate representing Company Stock issued upon the exercise of an Option or a Stock Appreciation Right any legend deemed desirable by the DRI's counsel to comply with federal or state securities laws, and DRI may require a customary written indication of the Participant's investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares.

  (c) Each Participant shall agree as a condition of the exercise of an Option or a Stock Appreciation Right, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued upon the exercise of an Option or cash paid upon the exercise of a Stock Appreciation Right.

  (d) As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Option or Stock Appreciation Rights agreement so provides, the Participant may elect to (i) to deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

  12. TRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS. Nonstatutory Stock Options and Stock Appreciation Rights may be transferable by a Participant and exercisable by a person other than the Participant, but only to the extent specifically provided in the Incentive Award. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant.

  13. EFFECTIVE DATE OF THE PLAN. The effective date of the Plan is January 1, 1997. The Plan shall be submitted to the shareholders of the DRI for approval. Until (i) the Plan has been approved by DRI's shareholders, and (ii) the requirements of any applicable Federal or State securities laws have been met, no Restricted Stock or Goal-Based Stock shall be awarded that is not contingent on these events and no Option or Stock Appreciation Right granted shall be exercisable.

  14. TERMINATION, MODIFICATION, CHANGE. If not sooner terminated by the DRI Board, this Plan shall terminate at the close of business on December 31, 2006. No Incentive Awards shall be made under the Plan after its termination. The DRI Board may amend or terminate the Plan with respect to DRI Participants in such respects as it shall deem advisable and the Virginia Power Board may amend or terminate the Plan with respect to Virginia Power Participants in such respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 15), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of DRI. Notwithstanding the foregoing, the DRI Board may unilaterally amend the Plan and Incentive Awards with respect to DRI Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Notwithstanding the foregoing, the Virginia Power Board may unilaterally amend the Plan and Incentive Awards with respect to Virginia Power Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding two sentences, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Incentive Award previously granted to him or her.

  15. CHANGE IN CAPITAL STRUCTURE.

  (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which DRI is the surviving corporation or other change in DRI's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of DRI), the number and kind of shares of stock or securities of DRI to be subject to the Plan and to Options then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the maximum number of shares or securities that can be granted to an individual Participant under Section 4, the exercise price, the terms of Incentive Awards and other relevant provisions shall be appropriately adjusted by either the Virginia Power Committee with respect to Virginia Power Participants or by the DRI Committee with respect to DRI Participants, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, either the Virginia Power Committee with respect to Virginia Power Participants or the DRI Committee with respect to DRI Participants may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

  (b) If DRI is a party to a consolidation or a merger in which DRI is not the surviving corporation, a transaction that results in the acquisition of substantially all of DRI's outstanding stock by a single person or entity, or a sale or transfer of substantially all of DRI's assets, the DRI Committee may take such actions with respect to outstanding Incentive Awards as the DRI Committee deems appropriate.

  (c) Notwithstanding anything in the Plan to the contrary, either the Virginia Power Committee or the DRI Committee may take the foregoing actions without the consent of any Participant, and either the Virginia Power Committee or the DRI Committee's determination shall be conclusive and binding on all persons for all purposes.

  16. ADMINISTRATION OF THE PLAN.

  (a) Subject to the provisions of Section 16(b), the Plan shall be administered by the DRI Committee as to DRI Participants and by the Virginia Power Committee as to Virginia Power Participants. Any reference in the Plan to a Committee shall be deemed to refer to the DRI Committee with respect to DRI Participants and to the Virginia Power Committee with respect to Virginia Power Participants. The Committees shall have general authority to impose any limitation or condition upon an Incentive Award the Committees deem appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the power and complete discretion to determine:

    (i) which eligible employees shall receive Incentive Awards and the nature of each Incentive Award, (ii) the terms and conditions of any Performance Grant, (iii) whether all or any part of an Incentive Award shall be accelerated upon a Change of Control, (iv) the number of shares of Company Stock to be covered by each Incentive Award, (v) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (vi) when, whether and to what extent Stock Appreciation Rights shall be granted,
  (vii) the time or times when an Incentive Award shall be granted, (viii) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested, (ix) when Options and Stock Appreciation Rights may be exercised, (x) whether a Disability exists, (xi) the manner in which payment will be made upon the exercise of Options or Stock Appreciation Rights, (xii) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options or Stock Appreciation Rights is permitted, (xiii) whether to authorize a Participant
  (A) to deliver Mature Shares to satisfy Applicable Withholding Taxes or (B) to have the Employer withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option or Stock Appreciation Right the number of shares necessary to satisfy Applicable Withholding Taxes, (xiv) the terms and conditions applicable to Restricted Stock awards, (xv) the terms and conditions on which restrictions upon Restricted Stock shall lapse, (xvi) whether to accelerate the time at which any or all restrictions with respect to Restricted Stock will lapse or be removed,
  (xvii) the terms and conditions applicable to Goal-Based Stock awards, (xviii) notice provisions relating to the sale of Company Stock acquired under the Plan, (xix) the extent to which information shall be provided to Participants about available tax elections, and (xx) any additional requirements relating to Incentive Awards that the Committee deems appropriate. Notwithstanding the foregoing, no "tandem stock options" (where two stock options are issued together and the exercise of one option affects the right to exercise the other option) may be issued in connection with Incentive Stock Options. Each Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by that Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

  (b) Not withstanding anything in the Plan to the contrary, all grants of Incentive Awards and the terms and conditions of such Incentive Awards, and any adjustments due to a change in capital structure as set forth in Section 15 by the Virginia Power Committee shall be subject to the review and approval of the DRI Committee and no such Incentive Awards shall become effective without the approval of the DRI Committee. All grants of Incentive Awards made or approved by the DRI Committee shall be submitted to the DRI Board for such consideration as the DRI Board deems appropriate.

  (c) The DRI Committee may adopt rules and regulations for carrying out the Plan with respect to DRI Participants. The interpretation and construction of any provision of the Plan by the DRI Committee shall be final and conclusive as to any DRI Participant. The Virginia Power Committee may adopt rules and regulations for carrying out the Plan with respect to Virginia Power Participants. The interpretation and construction of any provision of the Plan by the Virginia Power Committee shall be final and conclusive as to any Virginia Power Participant. A Committee may consult with counsel, who may be counsel to the Employer, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

  (d) A majority of the members of a Committee shall constitute a quorum, and all actions of a Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

  17. NOTICE. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to DRI--at the principal business address of DRI to the attention of the Corporate Secretary of DRI; (b) if to Virginia Power--at the principal business address of Virginia Power to the attention of the Corporate Secretary of Virginia Power; and if to any Participant--at the last address of the Participant known to the sender at the time the notice or other communication is sent.

  18. INTERPRETATION. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury of the United States or his or her delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Chairman's Letter......................................................... cover
Notice of Annual Meeting..................................................   i
The Proxy Process.........................................................   1
Item One: Election of Directors...........................................   2
Board Meetings and Committees.............................................   4
Stock Owned by Directors & Officers.......................................   5
Compensation Committee Report.............................................   6
Summary Compensation Table................................................  10
Long-Term Incentive Plans.................................................  11
Performance Graph.........................................................  12
Pension Plan..............................................................  12
Executive Supplemental Retirement Plan....................................  13
Retirement Benefit Funding Plan...........................................  13
Other Executive Agreements & Arrangements.................................  14
Compensation of Directors.................................................  16
Item Two: Incentive Compensation Plan.....................................  17
Item Three: Designation of Auditors.......................................  19
Matters Before the Meeting................................................  20
Proposals for 1998 Annual Meeting.........................................  20
Exhibit A.................................................................  A-1

                                       [LOGO OF DOMINION RESOURCES APPEARS HERE]



                                Notice of
                                Annual Meeting
                                of Shareholders
                                April 18, 1997
                                and
                                Proxy Statement

PROXY
(Dominion Resources Logo)

          This Proxy is Solicited on Behalf of The Board of Directors

The Board of Directors Recommends a Vote "FOR" Items 1, 2 and 3.

1.   ELECTION OF DIRECTORS
     [_] FOR the following nominees:   JOHN B. BERNHARDT      THOS. E. CAPPS

                                       S. DALLAS SIMMONS      ROBERT H. SPILMAN

     [_] WITHHOLD AUTHORITY to vote for all nominees listed above. To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

       _______________________________________________________________________

2. PROPOSAL TO APPROVE THE ADOPTION OF THE DOMINION RESOURCES, INC. INCENTIVE COMPENSATION PLAN
     [_]  FOR                  [_] AGAINST                  [_] ABSTAIN

3.   PROPOSAL TO RATIFY THE DESIGNATION OF AUDITORS
     [_]  FOR                  [_] AGAINST                  [_] ABSTAIN


     The undersigned appoints JOHN B. ADAMS, JR., KENNETH A. RANDALL and PATRICIA A. WILKERSON, or any one of them, with power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 18, 1997, and at any and all adjournments thereof.


                                             Dated ______________________, 1997

                                             Signature _________________________

                                             Signature _________________________
                                                     If Held Jointly


         (Please mark, date, sign and mail in the enclosed envelope.)
          ---------------------------------------------------------

                           DOMINION RESOURCES, INC.
                   P.O. BOX 26532, RICHMOND, VIRGINIA 23261

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting.

     This proxy when properly executed will be voted as directed by the signed shareholder. If no direction is made, this proxy will be voted "FOR" Items 1,2 and 3.

     Please sign exactly as your name appears on the reverse side of this proxy. When shares are held by joint tenants, both shareholders should sign. When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                     (Please date and sign on other side)